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                                                                    Exhibit 21.1

                    Significant Subsidiaries of Dynegy Inc.
                            As of December 31, 2002


SUBSIDIARY                                       STATE OF INCORPORATION

1. Dynegy Holdings Inc.                          Delaware
2. Illinova Corporation                          Illinois
3. Dynegy Marketing and Trade                    Colorado
4. Dynegy Power Marketing, Inc.                  Texas
5. Illinois Power Company                        Illinois
6. NNG Holding Company, Inc.                     Delaware
7. Dynegy Northeast Generation, Inc.             Delaware
8. Dynegy Midwest Generation, Inc.               Illinois
9. Dynegy Catlin Member                          Delaware